Castle Brands Announces Fiscal 2015 First Quarter Results

Net Sales Increase 15.0% Driven by Strong Growth of Whiskeys and Gosling’s Stormy Ginger Beer

NEW YORK – August 14, 2014 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the quarter ended June 30, 2014.

Operating highlights for the quarter ended June 30, 2014:

•	Net sales increased 15% to $12.0 million as compared to $10.4 million for the comparable prior-year period.

•	Continued strong growth of Jefferson’s bourbons and Irish whiskeys led to a 31% increase in whiskey revenues from the comparable prior-year period.

•	Gosling’s Stormy Ginger Beer case sales increased 56% to approximately 162,000 cases from approximately 104,000 in the comparable prior-year period.

•	EBITDA, as adjusted, improved to a loss of ($53,000), compared to a loss of ($160,000) in the comparable prior-year period.

•	Purchased $4.2 million of aged bourbon to support the continued growth of Jefferson’s brand in April 2014.

“Our core brands continue to show very strong growth. We are pleased with sales for the first quarter of fiscal 2015, particularly since it is typically our slowest period. Organic growth drove the increased revenues resulting in our improved EBITDA, as adjusted. We expect these growth trends and improving financial performance to continue,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“We also simplified our capital structure in the first quarter when all of our outstanding warrants issued in connection with our preferred stock were exercised. The warrant exercises and proceeds from our at-the-market offering generated $1.8 million of new equity capital,” Mr. Lampen added.

“In the first quarter, we purchased $4.2 million of aged bourbon and secured additional rye inventory. These increases to our whiskey reserves will support continued rapid growth of the Jefferson’s bourbon brand, including Jefferson’s Reserve, our Jefferson’s barrel program, Jefferson’s Ocean Aged at Sea and Jefferson’s Chef’s Collaboration. Just as we continue to expand the Jefferson’s umbrella, we plan to add additional offerings under our Knappogue and Clontarf Irish whiskey labels. This should provide additional growth opportunities for our whiskey sales,” said John Glover, Chief Operating Officer of Castle Brands.

“Sales of Gosling’s Stormy Ginger Beer increased 56% to 162,000 cases in the first quarter of fiscal 2015, a strong indication of the success of the Dark ‘n Stormy® cocktail, an important driver of Gosling’s rum sales. Trailing twelve month sales of Stormy Ginger Beer approached 500,000 cases, which equates to 12 million cans each prominently displaying the Gosling’s logo. These ginger beer sales are very important as we continue to build Gosling’s visibility and prominence as a brand,” Mr. Glover added.

In the first quarter of fiscal 2015, the Company had net sales of $12.0 million, a 15.0% increase from net sales of $10.4 million in the comparable prior-year period. Loss from operations was ($0.5) million in the first quarter of both fiscal 2015 and 2014. Net loss attributable to common shareholders was ($1.5) million, or $(0.01) per basic and diluted share, in the each of the first quarters of fiscal 2015 and 2014.

EBITDA, as adjusted, for the first quarter of fiscal 2015 improved to a loss of ($53,000), compared to a loss of ($160,000) for the prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, other income, net, non-cash compensation expense, loss from equity investment in non-consolidated affiliate, foreign exchange, net change in fair value of warrant liability, net income attributable to noncontrolling interests and dividend to preferred shareholders  is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowances for doubtful accounts and obsolete inventory, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Jefferson’s® Rye Whiskey, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka and Brady’s® Irish Cream, Celtic Honey® Liqueur and Castello Mio® Sambuca. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2014 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,
	2014	2013
Sales, net*	$11,982,199	$10,418,617
Cost of sales*	7,435,545	6,500,153

Gross profit	4,546,654	3,918,464

Selling expense	3,239,326	2,895,383
General and administrative expense	1,610,616	1,265,605
Depreciation and amortization	216,098	213,124

Loss from operations	(519,386)	(455,648)

Other income, net	16,942	—
Loss from equity investment in non-consolidated affiliate	—	(6,121)
Foreign exchange (loss) gain	(236,447)	60,340
Interest expense, net	(288,642)	(228,819)
Net change in fair value of warrant liability	—	(447,251)
Income tax (expense) benefit, net	(162,962)	37,038

Net loss	(1,190,495)	(1,040,461)
Net income attributable to noncontrolling interests	(305,336)	(252,372)

Net loss attributable to controlling interests	(1,495,831)	(1,292,833)

Dividend to preferred shareholders	—	(189,932)

Net loss attributable to common shareholders	$(1,495,831)	$(1,482,765)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.01)	$(0.01)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	153,929,182	109,424,026

• Sales, net and Cost of sales include excise taxes of $1,485,515 and $1,424,220 for the three months ended June 30, 2014 and 2013, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA, as adjusted
(Unaudited)

	Three months ended
	June 30,
	2014		2013
Net loss attributable to common shareholders	$	(1,495,831)	$	(1,482,765)
Adjustments:
Interest expense, net		288,642		228,819
Income tax expense (benefit), net		162,962		(37,038)
Depreciation and amortization		216,098		213,124

EBITDA (loss)		(828,129)		(1,077,860)

Allowance for doubtful accounts		59,000		10,500
Stock-based compensation expense		191,456		72,533
Other income, net		(16,942)		—
Loss from equity investment in non-consolidated affiliate		—		6,121
Foreign exchange loss (gain)		236,447		(60,340)
Net change in fair value of warrant liability		—		447,251
Net income attributable to noncontrolling interests		305,336		252,372
Dividend to preferred shareholders		—		189,932

EBITDA, as adjusted		(52,832)		(159,491)

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com